Exhibit 23.2

[Stegman & Company Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 filed by Howard Bancorp, Inc. with the Securities and Exchange Commission of our report November 18, 2011 related to the consolidated balance sheets of Howard Bancorp, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years then ended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland
November 28, 2011